Exhibit 21.01
SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of ACI Worldwide, Inc., omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2021:

ACI Australia Pty. Ltd	Australia
ACI Worldwide (Pacific) Pty. Ltd.	Australia
ACI Payments, Inc.	Delaware
Applied Communications Holding GmbH	Germany
ACI Worldwide Solutions Private Limited	India
Applied Communications GPC Limited	Ireland
Applied Communications (Ireland) Limited	Ireland
ACI Worldwide Luxembourg Holding S.C.S.	Luxembourg
ACI Worldwide (Luxembourg) S.a.r.l.	Luxembourg
ACI Worldwide (Mexico) S.A. de C.V.	Mexico
ACI Worldwide Corp.	Nebraska
ACI Worldwide B.V.	Netherlands
ACI (Singapore) Pte. Ltd.	Singapore
ACI Worldwide (Asia) Pte. Ltd.	Singapore
ACI South Africa (Proprietary) Ltd.	South Africa
ACI Global Limited	United Kingdom
Applied Communications Inc. U.K. Holding Limited	United Kingdom
ACI Worldwide (EMEA) Limited	United Kingdom
Applied Communications (Uruguay) S.A.	Uruguay